Exhibit 99.1

PART I

ITEM 1:	BUSINESS

The information contained in this item has been updated to reflect our adoption of the following new accounting pronouncements discussed further in the notes to the consolidated financial statements:

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the retrospective application of the January 1, 2009 adoption of FASB Staff Position No. APB 14-1 (“FSP 14-1”), Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion, which has impacted the accounting for our convertible notes as discussed in the “New Accounting Pronouncements” section of Note 2 to the consolidated financial statements, and in Note 16 to the consolidated financial statements;

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the retrospective application of the January 1, 2009 adoption of SFAS No. 160 (“FAS 160”), Noncontrolling Interests in Consolidated Financial Statements, which has impacted the presentation of our noncontrolling interests as discussed in the “New Accounting Pronouncements” section of Note 2 to the consolidated financial statements; and

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the retrospective application of the January 1, 2009 adoption of FASB Staff Position No. EITF 03-6-1 (“FSP 03-6-1”), Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which has impacted the presentation of the calculation of EPS as discussed in the “New Accounting Pronouncements” section of Note 2 to the consolidated financial statements.

The information in this item has also been updated to reflect the reclassification of certain amounts to discontinued operations in accordance with SFAS No. 144 (“FAS 144”), Accounting for Impairment or Disposal of Long-Lived Assets, as a result of a property classified as held for sale subsequent to December 31, 2008 as discussed further in Note 2 to the consolidated financial statements.

Except as specifically noted, this item has not been updated for other changes since the filing of the 2008 10-K. Item 1 contains a reference to commitments and contingencies (Note 11 to the consolidated financial statements), which has not been updated for new developments. For significant developments since the filing of our 2008 10-K, refer to subsequent 2009 Quarterly Reports on Form 10-Q.

WRIT Overview

Washington Real Estate Investment Trust (“we” or “WRIT”) is a self-administered, self-managed, equity real estate investment trust (“REIT”) successor to a trust organized in 1960. Our business consists of the ownership and operation of income-producing real properties in the greater Washington metro region. We own a diversified portfolio of office buildings, medical office buildings, industrial/flex properties, multifamily buildings and retail centers.

We believe that we qualify as a REIT under Sections 856-860 of the Internal Revenue Code and intend to continue to qualify as such. To maintain our status as a REIT, we are required to distribute 90% of our ordinary taxable income to our shareholders. When selling properties, we have the option of (a) reinvesting the sale price of properties sold, allowing for a deferral of income taxes on the sale, (b) paying out capital gains to the shareholders with no tax to us or (c) treating the capital gains as having been distributed to our shareholders, paying the tax on the gain deemed distributed and allocating the tax paid as a credit to our shareholders.

Over the last five years, dividends paid per share have been $1.72 for 2008, $1.68 for 2007, $1.64 for 2006, $1.60 for 2005 and $1.55 for 2004.

Our geographic focus is based on two principles:

1.	Real estate is a local business and is more effectively selected and managed by owners located, and with expertise, in the region.

2.	Geographic markets deserving of focus must be among the nation’s best markets with a strong primary industry foundation and diversified enough to withstand downturns in their primary industry.

We consider markets to be local if they can be reached from Washington within two hours by car. While we have historically focused most of our investments in the greater Washington metro region, in order to maximize acquisition opportunities we will consider investments within the two-hour radius described above. We also may consider opportunities to duplicate our Washington-focused approach in other geographic markets which meet the criteria described above.

All of our trustees, officers and employees live and work in the greater Washington metro region and a majority of our officers average over 20 years of experience in this region.

This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements beginning on page 50.

The Greater Washington Metro Area Economy

In 2008, the Washington metro region experienced positive job growth, an increase in gross regional product (“GRP”), and the lowest unemployment rate among the major markets in the nation. However, the national economic recession has still negatively affected our region. Current projections indicate that the Washington metro region added 26,000 new jobs in 2008 as one of the few national markets with positive job growth in 2008. The professional and business services, leisure and hospitality, health care and federal/state government sectors led job growth in the region. According to the Center for Regional Analysis (“CRA”) at George Mason University, the Washington area’s GRP in 2008 is estimated to have increased 2.5%, which is similar to the experience of the 2001-2002 economic slowdown. Approximately one-third of the area’s GRP was generated by the federal government. The region’s unemployment rate was 4.1% at October 2008, up a full 1.0% as compared to 2007, but still remains the lowest rate among all of the nation’s largest metro areas. In addition, the region’s unemployment rate is well below the national average of 6.5% in October 2008.

Growth in the Washington metro region is expected to be modest compared to past years. According to CRA, The Washington Leading Index, which forecasts area economic performance over the next 18 months, was 107.0, as of September 2008, below the 108.9 achieved in September 2007, but above the 20-year average of 102.1. GRP for the Washington metro region is forecasted to increase by only 1.5% in 2009 and gradually improve going forward into 2010. Job growth in the region is forecasted to soften in 2009 and increase in 2010, adding 24,000 and 37,000 new jobs, respectively, compared to the long-term 15-year average of 53,000.

Greater Washington Metro Region Real Estate Markets

Despite softening economic conditions, we believe the greater Washington metro region remains one of the top performing real estate markets in the nation. The region experienced a decrease in investment sales in excess of 70% from 2007 levels. However, the Association of Foreign Investors in Real Estate (AFIRE) has publicized that it now considers Washington, DC as the top global city for real estate investment. The area’s economy has translated into stronger relative real estate market performance in each of our segments, compared to other national metropolitan regions, as reported by Delta Associates / Transwestern Commercial Services (“Delta”), a national full service real estate firm that provides market research and evaluation services for commercial property types including office, industrial, retail and apartments. Nevertheless, we believe the potential exists in the current economic environment for downward pressure on rents in 2009. Market statistics and information from Delta are set forth below:

Office and Medical Office Sectors

•	Rents increased 0.1% in 2008 in the region compared to 2.2% in 2007.

•	Vacancy was 10.5% at year-end 2008, up from 9.1% one year ago and up from 8.5% at year-end 2006.

•	The region has the fifth lowest vacancy rate of large metro areas in the United States.

•	Net absorption totaled 3.6 million square feet, down from 5.4 million square feet in 2007.

•	Of the 15.4 million square feet of office space under construction at year-end 2008, 26% is pre-leased compared to 28% one year ago.

•	The overall vacancy rate is projected to increase to 11.8% by 2010.

Retail Sector

•	Rental rates at grocery-anchored centers increased 1.7% in the region in 2008, a decrease from the 3.9% increase in 2007.

•	Vacancy rates increased to 3.7 % at year-end 2008 – from 2.3% in 2007.

•	Sales volume for food retailers in the greater Washington metro area increased 4.0% in 2008.

Multifamily Sector

•	Rents for all investment grade apartments increased 1.3% in the greater Washington metro region during 2008. Class A rents grew only by 0.1% compared to 1.3% in 2007.

•	Rents are expected to remain relatively flat in the region depending on submarket, less than the long-term average of 4.4% per annum.

•	Vacancy rates for all apartments increased to 4.3% in 2008 from 3.7% in 2007. Class A vacancy increased to 4.5% from 3.6% in 2007.

Industrial/Flex Sector

•	Rental rates for the industrial sector increased 0.3% in the greater Washington region in 2008 compared to 2.8% in 2007.

•	Overall vacancy was 10.1% at year-end 2008, up from 9.5% one year ago.

•	Net absorption was 4.4 million square feet, compared to 6.6 million square feet in 2007.

•	Of the 3.5 million square feet of industrial space under construction at year-end, 30% is pre-leased, compared to 24% of space under construction that was pre-leased one year ago.

Our Portfolio

As of December 31, 2008, we owned a diversified portfolio of 93 properties consisting of 28 office properties, 17 medical office properties, 14 retail centers, 12 multifamily properties, 22 industrial/flex properties and land under development. Our principal objective is to invest in high quality properties in prime locations, then proactively manage, lease and direct ongoing capital improvement programs to improve their economic performance. The percentage of total real estate rental revenue by property group for 2008, 2007 and 2006, and the percent leased, calculated as the percentage of physical net rentable area leased, as of December 31, 2008, were as follows:

Percent Leased* December 31, 2008		Real Estate Rental Revenue*
		2008	2007	2006
94%	Office	42%	41%	39%
97%	Medical office	15	15	12
98%	Retail	15	16	18
91%	Multifamily	14	13	15
91%	Industrial	14	15	16

		100%	100%	100%

*	Data excludes discontinued operations.

On a combined basis, our commercial portfolio was 94% leased at December 31, 2008, 97% leased at December 31, 2007 and 95% leased at December 31, 2006.

The commercial lease expirations for the next five years are as follows:

	# of Leases	Square Feet	Gross Annual Rent	Percentage of Total Gross Annual Rent
2009	277	1,158,000	$22,963,000	9%
2010	298	1,637,000	41,307,000	17
2011	282	1,523,000	34,834,000	14
2012	183	1,038,000	23,812,000	10
2013	129	1,446,000	31,444,000	13
2014 and thereafter	314	3,269,000	91,876,000	37

Total	1,483	10,071,000	$246,236,000	100%

Total real estate rental revenue from continuing operations was $281.3 million for 2008, $251.7 million for 2007 and $205.0 million for 2006. During the three year period ended December 31, 2008, we acquired eight office buildings, ten medical office buildings, two retail centers, one multifamily building and five industrial/flex properties. We also placed into service from development one office building and two multifamily buildings. During that same time frame, we sold two office buildings and two industrial properties. These acquisitions and dispositions were the primary reason for the shifting of each group’s percentage of total real estate rental revenue reflected above.

No single tenant accounted for more than 3.5% of real estate rental revenue in 2008, 3.6% of revenue in 2007, and 3.7% of revenue in 2006. All federal government tenants in the aggregate accounted for approximately 2.1% of our 2008 total revenue. Federal government tenants include the Department of Defense, U.S. Patent and Trademark Office, Federal Bureau of Investigation, Office of Personnel Management, Secret Service, Federal Aviation Administration, NASA and the National Institutes of Health. Our larger non-federal government tenants include the World Bank, Sunrise Senior Living, Inc., INOVA Health Systems, URS Corporation, Lafarge North America, Inc., George Washington University, Westat, Inc., IQ Solutions and Sun Microsystems.

We expect to continue investing in additional income producing properties. We invest in properties which we believe will increase in income and value. Our properties typically compete for tenants with other properties throughout the respective areas in which they are located on the basis of location, quality and rental rates.

In prior years, we have been engaged in significant ground-up development in order to further strengthen our portfolio with long-term growth prospects. In 2007 and 2008, we completed construction on three ground-up development projects. The first was Bennett Park, a 224-unit multifamily property located in Arlington, VA, with the majority of units delivered by the end of 2007. The second development project was The Clayborne Apartments, a 74-unit multifamily property located in Alexandria, VA. All of the units at Clayborne were delivered during the first quarter of 2008. Bennett Park and Clayborne were 78% and 64% leased, respectively, at December 31, 2008. The third development project was Dulles Station, a Class A office property located in Herndon, VA. Dulles Station is entitled for two office buildings totaling 540,000 square feet. The first 180,000 square foot office building was completed in the third quarter 2007, and was 86% leased at December 31, 2008. Construction of the 360,000 square foot second building remains in the planning phase.

We make capital improvements on an ongoing basis to our properties for the purpose of maintaining and increasing their value and income. Major improvements and/or renovations to the properties in 2008, 2007, and 2006 are discussed under the heading “Capital Improvements and Development Costs.”

Further description of the property groups is contained in Item 2, Properties and in Schedule III. Reference is also made to Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations.

On February 18, 2009, we had 307 employees including 229 persons engaged in property management functions and 78 persons engaged in corporate, financial, leasing, asset management and other functions.

Tax Treatment of Recent Disposition Activity

In June 2008, Sullyfield Center and The Earhart Building were sold for a gain of $15.3 million. The capital gain from the sales was paid out to shareholders. In September 2007, Maryland Trade Centers I and II were sold for a gain of $25.0 million. The proceeds from the sales were reinvested in replacement properties. We did not dispose of any of our properties in 2006. We distributed all of our 2008, 2007 and 2006 ordinary taxable income to our shareholders. No provision for income taxes was necessary in 2008, 2007 or 2006.

Availability of Reports

Copies of this Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports are available, free of charge, on the Internet on our website www.writ.com. All required reports are made available on the website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission. The reference to our website address does not constitute incorporation by reference of the information contained in the website and such information should not be considered part of this document.

ITEM 1A:	RISK FACTORS

The information contained in this Item has not been updated and is provided as an integral part of and incorporated by reference into Part II, Item 7, “Managements’ Discussion and Analysis of Financial Condition and Results of Operations.” For updates since the filing of our 2008 10-K, refer to subsequent 2009 Quarterly Reports on Form 10-Q.

Set forth below are the risks that we believe are material to our shareholders. We refer to the shares of beneficial interest in WRIT as our “common shares,” and the investors who own shares as our “shareholders.” This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements beginning on page 50.

Recent disruptions in the financial markets could affect our ability to obtain financing or have other adverse effects on us or the market price of our common shares.

The United States and global equity and credit markets have recently experienced significant price volatility and liquidity disruptions which have caused the market prices of stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have significantly negatively impacted liquidity in the financial markets, making terms for certain financings less attractive or unavailable. Continued uncertainty in the equity and credit markets will negatively impact our ability to access additional financing at reasonable terms or at all. In the event of a debt financing, our cost of borrowing in the future will likely be significantly higher than historical levels. In the case of a common equity financing, the disruptions in the financial markets could continue to have a material adverse effect on the market value of our common shares, potentially requiring us to issue more shares than we would otherwise have issued with a higher market value for our common shares. These financial market circumstances also will negatively affect our ability to make acquisitions, undertake new development projects and refinance our debt. These circumstances have also made it more difficult for us to sell properties and may adversely affect the price we receive for properties that we do sell, as prospective buyers are experiencing increased costs of financing and difficulties in obtaining financing.

The current market conditions are also adversely affecting many of our tenants and their businesses, including their ability to pay rents when due and renew their leases at rates at least as favorable as their current rates. As well, our ability to attract prospective new tenants in the future could be adversely affected. There is a risk that government responses to the disruptions in the financial markets will not restore consumer confidence, stabilize the markets or increase liquidity and the availability of equity or credit financing.

Our performance and value are subject to risks associated with our real estate assets and with the real estate industry.

Our economic performance and the value of our real estate assets are subject to the risk that if our office, medical office, retail, multifamily and industrial properties do not generate revenues sufficient to meet our operating expenses, debt service and capital expenditures, our cash flow and ability to pay distributions to our shareholders will be adversely affected. The following factors, among others, may adversely affect the revenues generated by our commercial and multifamily properties:

•	downturns in the national, regional and local economic climate;

•	the economic health of our tenants and the ability to collect rents;

•	consumer confidence, unemployment rates, and consumer tastes and preferences;

•	competition from similar asset type properties;

•	local real estate market conditions, such as oversupply or reduction in demand for office, medical office, retail, multifamily and industrial properties;

•	changes in interest rates and availability of financing;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;

•	increased operating costs, including insurance premiums, utilities and real estate taxes;

•	inflation;

•	civil disturbances, earthquakes and other natural disasters, terrorist acts or acts of war; and

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significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs, which are generally not reduced when circumstances cause a reduction in revenues from a property.

We are dependent upon the economic climate of the Washington metropolitan region.

All of our properties are located in the Washington metropolitan region, which may expose us to a greater amount of market dependent risk than if we were geographically diverse. General economic conditions and local real estate conditions in our geographic region may be dependent upon one or more industries, thus a downturn in one of the industries may have a particularly strong effect. In particular, economic conditions in our market are directly affected by federal government spending in the region. In the event of reduced federal spending or negative economic changes in our region, we may experience a negative impact to our profitability and may be limited in our ability to make distributions to our shareholders.

We face risks associated with property acquisitions.

We intend to continue to acquire properties which would continue to increase our size and could alter our capital structure. Our acquisition activities and results may be exposed to the following risks:

•	we may be unable to finance acquisitions on favorable terms;

•	acquired properties may fail to perform as we expected in analyzing our investments;

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we may be unable to acquire a desired property because of competition from other real estate investors, including publicly traded real estate investment trusts, institutional investment funds and private investors;

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even if we enter into an acquisition agreement for a property, it is subject to customary conditions to closing, including completion of due diligence investigations which may have findings that are unacceptable;

•	competition from other real estate investors may significantly increase the purchase price; and

•	our estimates of the costs of repositioning or redeveloping acquired properties may be inaccurate.

We may acquire properties subject to liabilities and without recourse, or with limited recourse with respect to unknown liabilities. As a result, if liability were asserted against us based upon the acquisition of a property, we may have to pay substantial sums to settle it, which could adversely affect our cash flow. Unknown liabilities with respect to properties acquired might include:

•	liabilities for clean-up of undisclosed environmental contamination;

•	claims by tenants, vendors or other persons dealing with the former owners of the properties;

•	liabilities incurred in the ordinary course of business; and

•	claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We face potential difficulties or delays renewing leases or re-leasing space.

From 2009 through 2013, leases on our commercial properties will expire on a total of approximately 67% of our leased square footage as of December 31, 2008, with leases on approximately 12% of our leased square footage expiring in 2009, 16% in 2010, 15% in 2011, 10% in 2012 and 14% in 2013. We derive substantially all of our income from rent received from tenants. Also, if our tenants decide not to renew their leases, we may not be able to re-let the space. If tenants decide to renew their leases, the terms of renewals, including the cost of required improvements or concessions, may be less favorable than current lease terms. As a result, our cash flow could decrease and our ability to make distributions to our shareholders could be adversely affected. Residential properties are leased under operating leases with terms of generally one year or less. For the years ended 2008, 2007 and 2006, the residential tenant retention rate was 67%, 67% and 68%, respectively.

We face potential adverse effects from major tenants’ bankruptcies or insolvencies.

The bankruptcy or insolvency of a major tenant may adversely affect the income produced by a property. During the fourth quarter of 2008, the bankruptcy of a large retail tenant caused a loss of approximately $1.0 million. In light of the current economic recession, it is possible that additional major tenants could file for bankruptcy protection or become insolvent in the future. We cannot evict a tenant solely because of its bankruptcy. On the other hand, a court might authorize the tenant to reject and terminate its lease. In such case, our claim against the bankrupt tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flow and results from operations.

If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Provision for losses on accounts receivable for the entire portfolio increased to $4.3 million in 2008, from $2.0 million in 2007 and $1.2 million in 2006. This unfavorable trend could continue or worsen in 2009 and forward.

We face risks associated with property development.

Developing properties present a number of risks for us, including risks that:

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the development opportunity may be abandoned after expending significant resources resulting in the loss of deposits or failure to recover expenses already incurred, if we are unable to obtain all necessary zoning and other required governmental permits and authorizations or abandon the project for any other reason;

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the development and construction costs of the project may exceed original estimates due to increased interest rates and increased materials, labor, leasing or other costs, which could make the completion of the project less profitable because market rents may not increase sufficiently to compensate for the increase in construction costs;

•	construction and/or permanent financing may not be available on favorable terms or may not be available at all, which may cause the cost of the project to increase and lower the expected return;

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the project may not be completed on schedule as a result of a variety of factors, many of which are beyond our control, such as weather, labor conditions and material shortages, which would result in increases in construction costs and debt service expenses; and

•	occupancy rates and rents at the newly completed property may not meet the expected levels and could be insufficient to make the property profitable.

Properties developed or acquired for development may generate little or no cash flow from the date of acquisition through the date of completion of development. In addition, new development activities, regardless of whether or not they are ultimately successful, may require a substantial portion of management’s time and attention.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow, the trading price of our common shares, and ability to satisfy our debt service obligations and to pay dividends to shareholders.

Our properties face significant competition.

We face significant competition from developers, owners and operators of office, medical office, retail, multifamily, industrial and other commercial real estate. Substantially all of our properties face competition from similar properties in the same market. Such competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to make space available at lower prices than the space in our properties.

We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk.

We rely on borrowings under our credit facilities and offerings of debt securities to finance acquisitions and development activities and for working capital. The commercial real estate debt markets are currently experiencing volatility due to a number of factors, including the tightening of underwriting standards by lenders and credit rating agencies and the reported significant inventory of unsold mortgage backed securities in the market. The volatility has resulted in investors decreasing the availability of debt financing as well as increasing the cost of debt financing. As a result, we may not be able to obtain debt financing in the future on favorable terms, or at all. If we were unable to borrow under our credit facilities or to refinance existing debt financing, our financial condition and results of operations would likely be adversely affected.

We are subject to the risks normally associated with debt, including the risk that our cash flow may be insufficient to meet required payments of principal and interest. We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital, our cash flow may not be sufficient to repay all maturing debt in years when significant “balloon” payments come due.

Rising interest rates would increase our interest costs.

We may incur indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which could adversely affect our cash flow and our ability to service debt. As a protection against rising interest rates, we may enter into agreements such as interest rate swaps, caps, floors and other interest rate exchange contracts. These agreements, however, increase our risks that other parties to the agreements may not perform or that the agreements may be unenforceable.

Covenants in our debt agreements could adversely affect our financial condition.

Our credit facilities contain customary restrictions, requirements and other limitations on our ability to incur indebtedness. We must maintain a minimum tangible net worth and certain ratios, including a maximum of total liabilities to total gross asset value, a maximum of secured indebtedness to gross asset value, a minimum of annual EBITDA to fixed charges, a minimum of unencumbered asset value to unsecured indebtedness, a minimum of net operating income from unencumbered properties to unsecured interest expense and a maximum of permitted investments to gross asset value. Our ability to borrow under our credit facilities is subject to compliance with our financial and other covenants. The recent economic downturn and disruptions in the financial markets may adversely affect our ability to comply with these financial and other covenants.

Failure to comply with any of the covenants under our unsecured credit facilities or other debt instruments could result in a default under one or more of our debt instruments. This could cause our lenders to accelerate the timing of payments and would therefore have a material adverse effect on our business, operations, financial condition and liquidity.

Further issuances of equity securities may be dilutive to current shareholders.

The interests of our existing shareholders could be diluted if additional equity securities are issued to finance future developments and acquisitions instead of incurring additional debt. Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing.

Compliance or failure to comply with the Americans with Disabilities Act and other laws could result in substantial costs.

The Americans with Disabilities Act generally requires that public buildings, including commercial and multifamily properties, be made accessible to disabled persons. Noncompliance could result in imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distribution to our shareholders. We may also incur significant costs complying with other regulations. Our properties are subject to various federal, state and local regulatory requirements, such as state and local fair housing, rent control and fire and life safety requirements. If we fail to comply with these requirements, we may incur fines or private damage awards. We believe that our properties are currently in material compliance with all of these regulatory requirements. However, we do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will adversely affect our cash flow and results from operations.

Some potential losses are not covered by insurance.

We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We believe all of our properties are adequately insured. The property insurance that we maintain for our properties has historically been on an “all risk” basis, which is in full force and effect until renewal in September 2009. There are other types of losses, such as from wars or catastrophic acts of nature, for which we cannot obtain insurance at all or at a reasonable cost. In the event of an uninsured loss or a loss in excess of our insurance limits, we could lose both the revenues generated from the affected property and the capital we have invested in the affected property. Depending on the specific circumstances of the affected property it is possible that we could be liable for any mortgage indebtedness or other obligations related to the property. Any such loss could adversely affect our business and financial condition and results of operations.

Also, we have to renew our policies in most cases on an annual basis and negotiate acceptable terms for coverage, exposing us to the volatility of the insurance markets, including the possibility of rate increases. Any material increase in insurance rates or decrease in available coverage in the future could adversely affect our results of operations and financial condition.

Potential liability for environmental contamination could result in substantial costs.

Under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of the real estate. In addition, the U.S. Environmental Protection Agency, the U.S. Occupational Safety and Health Administration and other state and local governmental authorities are increasingly involved in indoor air quality standards, especially with respect to asbestos, mold, medical waste and lead-based paint. The clean up of any environmental contamination, including asbestos and mold, can be costly. If unidentified environmental problems arise, we may have to make substantial payments which could adversely affect our cash flow because:

•	as owner or operator we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

•	the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

•	even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

•	governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

These costs could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination.

We have a storage tank third party liability, corrective action and cleanup policy in place to cover potential hazardous releases from underground storage tanks on our properties. This insurance is in place to mitigate any potential remediation costs from the effect of releases of hazardous or toxic substances from these storage tanks. Additional coverage is in place under a pollution legal liability real estate policy. This would, dependent on circumstance and type of pollutants discovered, provide further coverage above and beyond the storage tank policy.

Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos:

•	properly manage and maintain the asbestos;

•	notify and train those who may come into contact with asbestos; and

•	undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

It is our policy to retain independent environmental consultants to conduct Phase I environmental site assessments and asbestos surveys with respect to our acquisition of properties. These assessments generally include a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents, but do not always involve invasive techniques such as soil and ground water sampling. Where appropriate, on a property-by-property basis, our practice is to have these consultants conduct additional testing, including sampling for asbestos, for mold, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater. Even though these environmental assessments are conducted, there is still the risk that:

•	the environmental assessments and updates did not identify all potential environmental liabilities;

•	a prior owner created a material environmental condition that is not known to us or the independent consultants preparing the assessments;

•	new environmental liabilities have developed since the environmental assessments were conducted; and

•	future uses or conditions such as changes in applicable environmental laws and regulations could result in environmental liability to us.

Failure to qualify as a REIT would cause us to be taxed as a corporation, which would substantially reduce funds available for payment of dividends.

If we fail to qualify as a REIT for federal income tax purposes, we would be taxed as a corporation. We believe that we are organized and qualified as a REIT and intend to operate in a manner that will allow us to continue to qualify as a REIT.

If we fail to qualify as a REIT we could face serious tax consequences that could substantially reduce the funds available for payment of dividends for each of the years involved because:

•	we would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and could be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes;

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we are disqualified; and

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all dividends would be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits potentially eligible as “qualified dividends” subject to the 15% income tax rate.

In addition, if we fail to qualify as a REIT, we would no longer be required to pay dividends. As a result of these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and could adversely affect the value of our shares.

Recently enacted changes in securities laws are likely to increase our costs.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, has required changes in some of our corporate governance and accounting practices. In addition, the New York Stock Exchange has promulgated a number of regulations. We expect these laws, rules and regulations to increase our legal and financial compliance costs and to continue to make some activities more difficult, time consuming and costly. We also expect these rules and regulations to continue to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we incur significantly higher costs to obtain coverage. These laws, rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of trustees, particularly to serve on our audit committee, and qualified executive officers.

The market value of our securities can be adversely affected by many factors.

As with any public company, a number of factors may adversely influence the public market price of our common shares, most of which are beyond our control. These factors include:

•	level of institutional interest in us;

•	perceived attractiveness of investment in us, in comparison to other REITs;

•	attractiveness of securities of REITs in comparison to other asset classes taking into account, among other things, that a substantial portion of REITs’ dividends are taxed as ordinary income;

•	our financial condition and performance;

•	the market’s perception of our growth potential and potential future cash dividends;

•	government action or regulation, including changes in tax law;

•	increases in market interest rates, which may lead investors to expect a higher annual yield from our distributions in relation to the price of our shares;

•	relatively low trading volume of shares of REITs in general, which tends to exacerbate a market trend with respect to our shares; and

•	any negative change in the level of our dividend or the partial payment thereof in common shares.

Provisions of the Maryland General Corporation Law, or the MGCL, may limit a change in control.

There are several provisions of the Maryland General Corporation Law, or the MGCL, that may limit the ability of a third party to undertake a change in control, including:

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a provision where a corporation is not permitted to engage in any business combination with any “interested stockholder,” defined as any holder or affiliate of any holder of 10% or more of the corporation’s stock, for a period of five years after that holder becomes an “interested stockholder;” and

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a provision where the voting rights of “control shares” acquired in a “control share acquisition,” as defined in the MGCL, may be restricted, such that the “control shares” have no voting rights, except to the extent approved by a vote of holders of two-thirds of the common shares entitled to vote on the matter.

These provisions may delay, defer, or prevent a transaction or a change in control that may involve a premium price for holders of our shares or otherwise be in their best interests.